UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2025

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Lakeview Court,
Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(408) 610-3915

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	VELO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement

On December 22, 2025, Velo3D, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional accredited investors (the “Purchasers”), for the issuance and sale in a private placement of an aggregate of 3,636,363 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), at a purchase price of $8.25 per share. The foregoing transaction is referred to herein as the “Private Placement.” On December 23, 2025, the parties consummated the Private Placement.

Under the Purchase Agreement, the Purchasers are entitled to certain resale registration rights with respect to shares of the Company’s common stock issued, the Company is required to prepare and file a resale registration statement with the Securities and Exchange Commission (the “SEC”) within 30 days following the closing of the Private Placement. The Company must use its commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within 30 days following the closing of the Private Placement (or within 60 days following the closing of the Private Placement if the SEC reviews the registration statement).

The Company further agreed not to issue any shares of common stock or common stock equivalents or to file a registration statement with the SEC (in each case, subject to certain exceptions) until 90 days after the effective date of such resale registration statement. The Company also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions, until 90 days after the effective date of such resale registration statement. Additionally, each of the directors and executive officers of the Company, pursuant to lock-up agreements, agreed not to sell or transfer any of the Company’s securities which they hold, subject to certain exceptions, during the 90-day period following the closing of the Private Placement.

The Shares were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws. Accordingly, the Shares may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements and in accordance with applicable state securities laws. The Shares were offered and sold only to “accredited investors” as that term is defined in Rule 501(a) under the Securities Act.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Proceeds and Placement Agent Compensation

The aggregate gross proceeds to the Company from the Private Placement was approximately $30 million, before deducting placement agent fees and other offering expenses. Lake Street Capital Markets, LLC and Lucid Capital Markets, LLC (collectively, the “Placement Agents”) acted as the placement agents for the Private Placement.

Pursuant to an engagement letter (the “Engagement Letter”) by and among the Company and the Placement Agents, dated December 18, 2025, the Company paid the Placement Agents, a cash fee equal to 6.0% of the aggregate gross proceeds raised in the Private Placement. The Company also reimbursed the Placement Agents an aggregate of $64,000 for their non-accountable expenses. The Engagement Letter has indemnity and other customary provisions.

Item 3.02 Unregistered Sales of Equity Securities.

The information regarding the Private Placement included in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On December 22, 2025, the Company issued a press release announcing the Private Placement. A copy of the Company’s press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement dated December 22, 2025, by and among the Company and the Purchasers
99.1	Press Release, dated December 22, 2025
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELO3D, INC.
(Registrant)

/s/ Hull Xu
Hull Xu
Chief Financial Officer

Date: December 23, 2025